Exhibit 4.6

ORDINARY SHARE PURCHASE AGREEMENT

by and among

ABENGOA YIELD PLC

and

THE PURCHASER NAMED HEREIN

May 8, 2015

PURCHASE AGREEMENT, dated as of May 8, 2015 (this “Agreement”), by and among Abengoa Yield plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and the Purchaser listed on Schedule A attached hereto (the “Purchaser”). The Purchaser and the other persons purchasing ordinary shares from the Company pursuant to an ordinary share purchase agreement with the Company dated the date hereof (each such person, an “Other Purchaser” and, together with the Purchaser, the “Private Placement Purchasers”).

WHEREAS, the Company has entered into an asset transfer agreement (the “Asset Transfer Agreement”) with Abengoa, S.A. (“Abengoa”) dated May 4, 2015 for the purchase of renewable energy assets from Abengoa consisting of:

(a) 70.4% of the equity interests on Helioenergy Electricidad Uno, S.A. and Helioenergy Electricidad Dos, S.A., through an usufruct agreement over 40.08% of the equity interests of Écija Solar Inversiones, S.A., and 100% of the debt between Écija Solar Inversiones, S.A. and Abengoa Solar España, S.A. related to the projects Helioenergy 1 and Helioenergy 2 (collectively, Écija Solar Inversiones);

(b) 100% of Helios I Hyperion Energy Investments, S.L. and Helios II Hyperion Energy Investments, S.L., indirectly through the acquisition of 100% of the equity interests on Hypesol Energy Holding, S.L., and directly through the acquisition of 100% of the equity interests that Abengoa Solar New Technologies, S.A. owns in both project companies and the debt between Hypesol Energy Holding, S.L. and Abengoa Solar España, S.A. related to these projects (collectively “Helios”);

(c) 100% of Solnova Electricidad Uno, S.A., Solnova Electricidad Tres, S.A. and Solnova Electricidad Cuatro, S.A., indirectly through the acquisition of 100% of the equity interests of Solnova Solar Inversiones, S.A. and directly through the acquisition of 100% of the equity interests that Instalaciones Inabensa, S.A. owns in these project companies, and the debt between Solnova Solar Inversiones, S.A. and Abengoa Solar España, S.A. related to these projects (collectively, “Solnova”); and

(d) 100% of the equity interests on Abengoa Solar South Africa (Pty) Ltd., the owner, indirectly, of 51% of Kaxu Solar One (Pty) Ltd. and the debt between South Africa Solar Investment, S.L. and Abengoa Solar South Africa (Pty) Ltd. related to this project (collectively “Kaxu”, and together with Écija Solar Inversiones, Helios and Solnova, the “Third Dropdown Assets”).

WHEREAS, the Company desires to raise new capital to finance the acquisition of the Third Dropdown Assets through the issuance and sale of ordinary shares, $0.10 nominal value, of the Company (the “Shares”). The Shares to be issued pursuant to this Agreement shall be issued in accordance with Section 2 hereof and the Purchaser shall receive Depositary Receipts representing the Shares purchased by each Purchaser at the Closing in accordance with the terms and conditions of this Agreement.

WHEREAS, the Company and the Purchaser will, contemporaneously with the Closing, enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Company will provide the Purchaser with certain registration rights with respect to the Shares acquired pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Abengoa Registration Rights Agreement” means the Registration Rights Agreement, dated March 5, 2015 among the Company, Abengoa, Citigroup Global Markets Limited, Merrill Lynch International, HSBC Bank plc and Morgan Stanley International & Co. plc.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Asset Transfer Agreement” shall have the meaning specified in the recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Closing” shall have the meaning specified in Section 2.2.

“Closing Date” shall have the meaning specified in Section 2.2.

“Commission” shall mean the United States Securities and Exchange Commission.

“Commitment Amount” means amount set forth opposite the Purchaser’s name under the column titled “Commitment Amount” set forth on Schedule A hereto.

“Commitment Fee” means a fee to be paid in cash by the Company on the termination of this Agreement in accordance with Section 7.1 to the Purchaser equal to 1.0% of the Purchaser’s Commitment Amount.

“Company” shall have the meaning specified in the introductory paragraph.

“Company Financial Statements” shall have the meaning specified in Section 3.9.

“Company Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company together with its Subsidiaries, whether or not arising from transactions in the ordinary course of business.

“Company Related Parties” shall have the meaning specified in Section 6.2.

“Company SEC Documents” shall have the meaning specified in Section 3.9.

“CS Depositary Nominee” shall have the meaning specified in Section 2.4(a).

2

“Delaware LLC Act” shall have the meaning specified in Section 3.3.

“Depositary Receipts” shall have the meaning specified in Section 2.4(b).

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Form 6-K Filing” shall have the meaning specified in Section 5.2.

“Governmental Authority” means with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company and its Subsidiaries or any of their Property or the Purchaser.

“IFRS” shall mean International Financial Reporting Standards.

“IFRS as issued by the IASB” shall mean IFRS as issued by the International Accounting Standards Board.

“Indemnified Party” shall have the meaning specified in Section 6.3.

“Indemnifying Party” shall have the meaning specified in Section 6.3.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Liens” has the meaning specified in Section 3.3.

“Marketing Materials” means the presentation furnished to the Purchaser in connection with the offering and sale of the Shares as contemplated by this Agreement.

“NASDAQ” means the NASDAQ Global Select Market.

“New York Court” shall mean any U.S. Federal or State court located in the State of New York, County of New York.

“Operative Documents” means, collectively, this Agreement, the Registration Rights Agreement and any amendments, supplements, continuations or modifications thereto.

“Other Purchasers” shall have the meaning specified in the introductory paragraph.

“Party” or “Parties” means the Company and the Purchaser, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

3

“PFIC” shall have the meaning specified in Section 3.25.

“Placement Agent” means Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Placement Agent Fees” means the fees that the Company is obligated to pay to the Placement Agent upon the closing of the transactions contemplated by this Agreement.

“Private Placement Purchasers” shall have the meaning specified in the introductory paragraph.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchased Shares” means the number of Shares, initially represented by Depositary Receipts, equal to the aggregate Commitment Amount set forth opposite the Purchaser’s name under the column titled “Commitment Amount” set forth on Schedule A hereto divided by the Share Price. References in this Agreement to Purchased Shares or Shares issued to, acquired by, sold to, held by, or owned by the Purchaser are references to the Shares underlying the Depositary Receipts issued to, acquired by, sold to, held by, or owned by the Purchaser in accordance with the terms of this Agreement.

“Purchaser” shall have the meaning specified in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material adverse effect on (a) the ability of the Purchaser to meet its obligations under this Agreement or the Registration Rights Agreement on a timely basis or (b) the ability of the Purchaser to consummate the transactions under this Agreement or the Registration Rights Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 6.1.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit A, to be entered into at the Closing, among the Company and the Purchaser.

“Representatives” of any Person means the officers, managers, directors, employees, agents and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Share Price” means $33.14 per share.

“Shares” shall have the meaning specified in the recitals.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means any corporation, limited liability company, other entity or other interest, including any partnership or similar entity, that is directly or indirectly owned by the Company.

4

“Third Dropdown Assets” shall have the meaning specified in the recitals.

“Transfer Agent” shall have the meaning specified in Section 2.4(a).

“VAT” shall mean (a) within the European Union, such taxation as may be levied in accordance with (but subject to derogation from) the Directive of the Council of the European Union on the common system of value added tax (2006/112/EEC); and (b) outside the European Union, any other taxation substantially similar to the common system of value added tax referred to in (a) of this definition.

“Walled Off Person” shall have the meaning specified in Section 4.13.

ARTICLE II

SALE AND PURCHASE

Section 2.1. Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, the Company hereby agrees in accordance with Section 2.4 to issue Shares to CS Depositary Nominee (as defined in Section 2.4(a)), as nominee for CS Depositary (as defined in Section 2.4(a)), and to procure that the CS Depositary shall issue Depositary Receipts to the Purchaser representing the number of Purchased Shares to be purchased by each Purchaser, and the Purchaser hereby agrees to purchase its Purchased Shares, and the Purchaser agrees to pay the Company the Share Price for each Purchased Share.

5

(b) The obligations of the Purchaser under this Agreement are not joint with the obligations of any Other Purchaser, and the Purchaser shall not be responsible in any way for the performance of the obligations of any Other Purchaser. Except as otherwise provided herein, the failure or waiver of performance under this Agreement by the Purchaser does not excuse performance by any Other Purchaser or by the Company with respect to the Other Purchaser. Nothing contained herein and no action taken by the Purchaser pursuant thereto, shall be deemed to constitute the Private Placement Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Private Placement Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement or in the Registration Rights Agreement, the Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the Registration Rights Agreement, and it shall not be necessary for any Other Purchaser to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and the Purchaser, solely, and not between the Company and Private Placement Purchasers collectively and not between and among the Purchaser and any of the Other Purchasers.

Section 2.2. Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Shares hereunder (the “Closing”) shall take place at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York 10105 on May 14, 2015 (the “Closing Date”).

Section 2.3. Conditions to Closing.

(a) Mutual Conditions. The respective obligations of each Party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of the condition (which condition may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law) that no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(b) Purchaser’s Conditions. The obligation of the Purchaser to consummate the purchase of its Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing with respect to its Purchased Shares, in whole or in part, to the extent permitted by applicable Law):

(i) the Company shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by the Company on or prior to the Closing Date;

(ii) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Company shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only, it being expressly understood and agreed that representations and warranties made “as of the date hereof” or “as of the date of this Agreement” or a similar phrase are made as of May 8, 2015, and will not be required to be true and correct as of the Closing Date);

(iii) the Company shall have submitted to NASDAQ a Supplemental Listing Application with respect to the Purchased Shares, and no notice of delisting from NASDAQ shall have been received by the Company with respect to the Shares; and

(iv) the Company shall have delivered, or caused to be delivered, to the Purchaser at the Closing the Company’s closing deliveries described in Section 2.4 of this Agreement.

(c) Company’s Conditions. The obligation of the Company to consummate the issuance and sale of the Purchased Shares to the Purchaser shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to the Purchaser (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(i) the Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by the Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only it being expressly understood and agreed that representations and warranties made “as of the date hereof” or “as of the date of this Agreement” or a similar phrase are made as of May 8, 2015, and will not be required to be true and correct as of the Closing Date); and

6

(iii) the Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing the Purchaser’s closing deliveries described in Section 2.5 of this Agreement.

Section 2.4. Company Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Company will deliver, or cause to be delivered, to the Purchaser:

(a) evidence acknowledging that the Purchased Shares (in respect of which the Depositary Receipts will be issued to the Purchaser in accordance with this Agreement), have been issued to Computershare DR Nominees Limited (the “CS Depositary Nominee”), as nominee for Computershare Trustees (Jersey) Limited (“CS Depositary”) and for which CS Depositary Nominee is the registered holder as recorded on the books and records of the Company maintained by Computershare Trust Company, N.A. (the “Transfer Agent”);

(b) definitive depositary receipts (the “Depositary Receipts”) issued by CS Depositary to the Purchaser and recorded on the books and records maintained by CS Depositary, bearing the legend or restrictive notation set forth in Section 4.11, all free and clear of any Liens, encumbrances or interests of any other party, other than applicable federal and state securities laws;

(c) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by the Company;

(d) opinions addressed to the Purchaser from Linklaters LLP as outside legal counsel to the Company dated the Closing Date, substantially similar in substance to the forms of opinion attached to this Agreement as Exhibit B;

(e) the Officer’s Certificate substantially in the form attached to this Agreement as Exhibit C;

(f) a certificate of the Secretary or Assistant Secretary of the Company, on behalf of the Company, certifying as to (i) the articles of association of the Company, (ii) resolutions of the Board of directors authorizing the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Shares and (iii) its incumbent officers authorized to execute the Operative Documents, setting forth the name and title and bearing the signatures of such officers; and

(g) a cross-receipt, dated the Closing Date, executed by the Company and delivered to the Purchaser to the effect that the Company has received the Commitment Amount with respect to the Purchased Shares issued and sold to the Purchaser.

Section 2.5. Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Purchaser will deliver, or cause to be delivered, to the Company against delivery of its Purchased Shares:

(a) receipt by the Company, in an account designated by the Company in writing, the form of which is attached to this Agreement as Exhibit E, of the Commitment Amount set forth opposite the Purchaser’s name under the column titled “Commitment Amount” on Schedule A hereto by wire transfer of immediately available funds by 10:00 AM London time on the Closing Date;

(b) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by the Purchaser; and

(c) an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit D.

7

Section 2.6. Cancellation of Depositary Receipts and Transfer of Shares to DTC. Subject to and in accordance with the terms of the Registration Rights Agreement, the Company agrees to (i) procure that CS Depositary, after the effectiveness of the registration statement contemplated by the Registration Rights Agreement and the registration of the Purchaser’s Shares underlying the Depositary Receipts for resale as contemplated by the Registration Rights Agreement, cancels the Depositary Receipts upon surrender by the Purchaser for such cancellation, and transfers the Shares underlying such cancelled Depositary Receipts to Cede & Co. (as nominee for DTC) and (ii) procure that the participants account in DTC is credited on behalf of the Purchaser in respect of such Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that:

Section 3.1. Existence. The Company has been duly incorporated and is validly existing as a public limited company and in good standing under the laws of England and Wales with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Company SEC Documents. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

Section 3.2. Authority. As of the date hereof, the Company has all requisite power and authority to execute and deliver this Agreement and perform its respective obligations hereunder and to issue, sell and deliver the Purchased Shares, in accordance with and upon the terms and conditions set forth in this Agreement and its articles of association. On the Closing Date, all corporate action required to be taken by the Company and the Board of Directors for (a) the authorization, issuance, sale and delivery of the Purchased Shares, (b) the execution and delivery of the Operative Documents by the Company and (c) the consummation of the transactions contemplated by this Agreement and the other Operative Documents shall have been validly taken.

Section 3.3. Subsidiaries. Each Subsidiary has been duly incorporated and is validly existing as a corporation, limited liability company or other entity in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate or other power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Company SEC Documents and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. All the outstanding shares of capital stock or other ownership interests of each Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable (except in the case of an interest in an Delaware limited liability company, as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and all outstanding shares of capital stock or other ownership interests of the subsidiaries of the Company are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind (collectively, “Liens”) other than (i) those described in the Company SEC Documents, (ii) Liens arising from or relating to project financing agreements or (iii) as do not materially affect the value of such property or interfere with the use made and proposed to be made of such property by the Company and its subsidiaries as described in the Company SEC Documents.

8

Section 3.4. Capitalization. As of the date hereof, (i) the issued and outstanding share capital of the Company consists of 80,000,000 Shares, (ii) the issued and outstanding share capital of the Company has been duly and validly authorized, and has been issued and fully paid and is not subject to any call for the payment of further capital; (iii) none of the issued and outstanding share capital of the Company was issued in violation of any pre-emptive or other similar rights of any security holder of the Company; and (iv) there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights (including, without limitation, pre-emption rights) or options, to purchase or to subscribe for, or obligations or commitments of the Company to create, issue, sell or otherwise dispose of, any securities (or any such convertible or exchangeable securities, warrants, rights, options, obligations or commitments) of the Company.

Section 3.5. No Pre-emptive Rights or Registration Rights.

(a) There are no pre-emptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any Shares of the Company or any its Subsidiaries, in each case pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound, except (a) as set forth in the articles of association of the Company and which have been waived or in the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation, conversion or other constituent document, as applicable, of the Subsidiaries.

(b) Neither the execution of this Agreement, nor the issuance of the Purchased Shares as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any securities of the Company, other than pursuant to the Registration Rights Agreement and the Abengoa Registration Rights Agreement. There are no other rights for or relating to the registration of any securities of the Company outstanding, other than the registration rights granted pursuant to the Registration Rights Agreement and the Abengoa Registration Rights Agreement.

Section 3.6. Valid Issuance. (i) The Purchased Shares have been, or prior to the Closing Date, will be, duly and validly authorized, and when issued and delivered to the Purchaser against payment therefore in accordance with the terms of this Agreement, will be validly issued and fully paid and will not be subject to any call for the payment of further capital and (ii) the Purchased Shares will, when sold, be free and clear of any Liens.

Section 3.7. Due Authorization. On the Closing Date, each of the Operative Documents will have been duly authorized, executed and delivered by the Company and, assuming due authorization by the Purchaser, will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except, with respect to each Operative Document, the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law); provided, further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable Laws and public policy.

Section 3.8. No Consents. Except as contemplated by this Agreement or required by the Commission in connection with the Company’s obligations under the Registration Rights Agreement, authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority in connection with the execution, delivery or performance by the Company of any of the Operative Documents is required, except (a) as may be required under the state securities or “Blue Sky” Laws, (b) for such consents, approvals and waivers as have been obtained or will be obtained by Closing or (c) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

9

Section 3.9. Company SEC Documents; Marketing Materials. The Company has filed timely with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed or furnished on or prior to the date of this Agreement, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date hereof) or furnished (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (b) in the case of the Company Financial Statements, (i) complied as to form in all material respects with applicable accounting requirements under the Exchange Act or the Securities Act, as applicable, (ii) were prepared in accordance with IFRS as issued by the IASB applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements) and (iii) fairly present (subject in the case of unaudited financial statements to normal, recurring and year-end audit adjustments) in all material respects the financial position, results of its operations and cash flows of the entities purported to be shown thereby at the respective dates or for the periods indicated. As of the date hereof, the Marketing Materials do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 3.10. Listing. The Shares are listed on the NASDAQ Global Select Market under the symbol “ABY.”

Section 3.11. No Material Adverse Effect. As of the date hereof, since March 31, 2015, there has been no Company Material Adverse Effect.

Section 3.12. Litigation. As of the date hereof, except as set forth in the Company SEC Documents, no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries, or its or their property is pending or, to the knowledge of the Company, threatened that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13. No Default As of the date hereof, neither the Company nor any Subsidiary is in violation or default of (i) any provision of its articles of association, charter or by-laws; (ii) the terms of any concession agreement, indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (iii) statute, law, rule, regulation, judgment, order or decree of any Governmental Authority, except, in the case of (ii) and (iii), for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14. No Conflicts. None of (a) the offering, issuance or sale by the Company of the Purchased Shares and the application of the proceeds therefrom, (b) the execution, delivery and performance of this Agreement and the other Operative Documents by the Company or (c) the consummation of the transactions contemplated by this Agreement and the other Operative Documents (i) conflicts or will conflict with, or constitutes or will constitute a violation of the articles of association of the Company, (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or lapse of time or both would constitute such a default), the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which any of its properties is subject, (iii) assuming the accuracy of the representations and warranties of the Purchaser contained herein and its compliance with the covenants contained herein, violates or will violate any statute, law, rule, regulation, judgment, order, decree or injunction of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of their properties in a proceeding to which the Company or any of its Subsidiaries or their property is a party or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

10

Section 3.15. Asset Transfer Agreement and Third Dropdown Assets.

(a) The Asset Transfer Agreement has been duly authorized (pursuant to applicable law and the Company’s related party transaction policy), executed and delivered by the Company and, to the Company’s knowledge, by Abengoa and is a valid and binding obligation of the Company, and to the Company’s knowledge, of Abengoa, enforceable against each such party in accordance with its terms, except as, the enforceability against such party may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law). The acquisition of Third Dropdown Assets is subject to entering into definitive documentation with Abengoa and obtaining certain waivers and consents in a timely manner.

(b) Following the consummation of the acquisition of the Third Dropdown Assets on the terms contained in the Asset Transfer Agreement, the Company will, directly or indirectly, own the Third Dropdown Assets in the manner set forth in the Asset Transfer Agreement, all of the issued shares of share capital or other ownership interests of each Third Dropdown Asset will have been duly authorized and validly issued in accordance with the organizational documents of each such entity, and will be fully paid (to the extent required under such organizational documents) and non-assessable, and the Company will own, directly or indirectly, such interests free and clear of all Liens other than (i) those described in the Asset Transfer Agreement, (ii) Liens arising from or relating to project financing agreements or (iii) as do not materially affect the value of such property or interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

Section 3.16. Independent Public Accountants. Deloitte, S.L. and Deloitte LLP, who have certified certain financial statements of the Company, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder and the rules and regulations of the U.S. Public Company Accounting Oversight Board.

Section 3.17. Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured by insurers of recognized standing against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company has in writing denied liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Company Material Adverse Effect.

11

Section 3.18. Licenses. As of the date hereof, the Company and its Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses except where the failure to so possess any such license, certificate, permit or other authorization would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.19. Internal Accounting Controls. As of the date hereof, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS as issued by the IASB and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. As of the date hereof, the Company and its Subsidiaries’ maintain a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and have been designed by, or under the supervision of, management, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB. The Company and its Subsidiaries’ internal controls over financial reporting are effective and the Company and its Subsidiaries are not aware of any material weakness in their internal controls over financial reporting.

Section 3.20. Investment Company Status. The Company is not and, after giving effect to the offering and sale of the Purchased Shares and the application of the proceeds thereof as described in Section 5.3 of this Agreement, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 3.21. No Registration Required. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the sale and issuance of the Purchased Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.22. No Integration. Neither the Company nor its Subsidiaries has sold or issued any securities that would be integrated with the sale of the Purchased Shares in a manner that would require registration under the Securities Act.

Section 3.23. Certain Fees. Except for the Placement Agent Fees, no fees or commissions are or will be payable by the Company to brokers, finders or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

12

Section 3.24. No Side Agreements. Except for the confidentiality agreements, this Agreement and the Registration Rights Agreement, there are no other agreements by, among or between the Company or any of its Affiliates, on the one hand, and any of the Private Placement Purchasers or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.25. PFIC. The Company does not believe that it was a passive foreign investment company within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (“PFIC”) for its prior taxable year and does not expect to be a PFIC for its current taxable year or in the foreseeable future.

Section 3.26. Form F-3 Eligibility. On July 1, 2015, the Company expects to satisfy all of the requirements of the Securities Act for the use of Form F-3 to register the resale of the Purchased Shares by the Purchaser from time to time under the Securities Act in accordance with the Registration Rights Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser, severally and not jointly, represents and warrants to the Company with respect to itself as follows:

Section 4.1. Existence. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with full power and authority to own or lease and to operate its Properties owned or leased and to conduct the business in which it is engaged.

Section 4.2. Authority. The Purchaser has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. On the Closing Date, all partnership, limited liability company and corporate action required to be taken, as the case may be, by the Purchaser or any of its partners, members or shareholders for (a) the execution and delivery of each of the Operative Documents and (b) the consummation of the transactions contemplated by this Agreement and the other Operative Documents shall have been validly taken.

Section 4.3. Due Authorization. On the Closing Date, each of the Operative Documents will have been duly authorized, executed and delivered by the Purchaser, and, assuming due authorization of the Company, will be a valid and legally binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms; provided, that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided, further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable Laws and public policy.

Section 4.4. No Conflicts. None of (a) the execution, delivery and performance of this Agreement and the other Operative Documents by the Purchaser or (b) the consummation of the transactions contemplated by this Agreement and the other Operative Documents (i) conflicts or will conflict with, or constitutes or will constitute a violation of the Organizational Documents of the Purchaser, (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or lapse of time or both would constitute such a default), the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Purchaser is a party or bound or to which any of its properties is subject, (iii) violates or will violate any statute, law, rule, regulation, judgment, order, decree or injunction of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Purchaser or any of its properties in a proceeding to which the Purchaser or its property is a party or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of the Purchaser which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), would reasonably be expected to have a Purchaser Material Adverse Effect.

13

Section 4.5. Certain Fees. No fees or commissions are or will be payable by the Purchaser to brokers, finders or investment bankers with respect to the purchase or sale of any of its Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.6. No Side Agreements. Except for the confidentiality agreements, this Agreement and the Registration Rights Agreement entered into by and between the Purchaser and the Company, there are no other agreements by, among or between the Company or its Affiliates, on the one hand, and the Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby, nor promises or inducements for future transactions between or among any of such parties.

Section 4.7. Investment. The Purchased Shares are being acquired for the Purchaser’s own account, the account of its Affiliates or the accounts of clients for whom the Purchaser exercises discretionary investment authority (all of whom the Purchaser hereby represents and warrants are “qualified institutional buyers” within the meaning of Rule 144A promulgated by the Securities and Exchange Commission pursuant to the Securities Act or “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Shares or any part thereof, and the Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If the Purchaser should in the future decide to dispose of any of the Purchased Shares, the Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.8. Nature of Purchaser. The Purchaser represents and warrants to, and covenants and agrees with, the Company that (a) it is a “qualified institutional buyer” within the meaning of Rule 144A promulgated by the Securities and Exchange Commission pursuant to the Securities Act or an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.9. Receipt of Information. The Purchaser acknowledges that it has (a) had access to the Company SEC Documents, (b) had access to information regarding the acquisition of the Third Dropdown Assets and its potential effect on the Company’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Company regarding such matters including matters with respect to the acquisition of the Third Dropdown Assets.

14

Section 4.10. Restricted Securities. The Purchaser understands that the Purchased Shares it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.11. Legend. The Purchaser understands that the book-entry account maintained by the Transfer Agent evidencing ownership of the Purchased Shares will bear the following legend or restrictive notation: “These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and, in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 4.12. Reliance on Exemptions. The Purchaser understands that the Purchased Shares are being offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchased Shares.

Section 4.13. Short Selling. The Purchaser represents that it has not entered into any Short Sales of the Shares owned by it since the time it first began discussions with the Company or the Placement Agent about the transactions contemplated by this Agreement; provided, however, subject to the Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies, the above shall not apply, in the case the Purchaser is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading shares of the Purchaser; provided, further, that subject to the Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (a) the Purchaser, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by the Purchaser’s legal or compliance department (and thus have not been privy to any information concerning this transaction) (a “Walled Off Person”) and (b) the foregoing representations in this paragraph shall not apply to any transaction by or on behalf of the Purchaser that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of the Purchaser or receipt of confidential or other information regarding this transaction provided by the Purchaser to such entity.

Section 4.14. Trading Activities. The Purchaser’s trading activities, if any, with respect to the Company’s Shares will be in compliance with all applicable U.S. state and federal securities laws, rules and regulations and regulations of NASDAQ.

15

ARTICLE V

COVENANTS

Section 5.1. Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions between the Company and the Purchaser contemplated by this Agreement related specifically to the acquisition of the Purchased Shares; provided, that nothing contained herein shall require the Company to consummate the transactions contemplated by the Asset Transfer Agreement. Without limiting the foregoing, the Company and the Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchaser or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Operative Documents.

Section 5.2. Disclosure; Interim Public Filings. The Company shall, as soon as practicable following execution of this Agreement, issue a press release disclosing all material terms of the transactions contemplated herein and in the other Operative Documents. Promptly following the date hereof, the Company shall file a report on Form 6-K with the Commission (the “Form 6-K Filing”) describing the terms of the transactions contemplated by the Operative Documents and the Asset Transfer Agreement, in the form required by the Exchange Act.

Section 5.3. Use of Proceeds. The Company shall use the collective proceeds from the sale of the Purchased Shares to finance the acquisition of the Third Dropdown Assets.

Section 5.4. Payments.

(a) All sums payable by the Company under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature and all interest, penalties or similar liabilities with respect thereto, unless such deduction or withholding is required by law. If the Company is required by law to deduct or withhold for or on account of tax from a payment made under this Agreement, the Company shall pay such additional amounts as may be necessary so that the net amount received by the recipient of the payment is equal to the amount the recipient would have received if such deduction or withholding had not been so required.

(b) If the recipient of a payment made under this Agreement determines that it has received a credit for or refund of any tax payable by it by reason of any deduction or withholding for or on account of tax in respect of which an additional amount has been paid pursuant to Section 5.4(a) above, then it shall reimburse to the other party such part of such additional amounts as the recipient of the payment determines will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding. Nothing in Section 5.4(a) or (b) shall oblige a recipient to disclose to any person its tax affairs or any information it reasonably considers confidential, or shall interfere with the right of the recipient to arrange its tax affairs in whatever manner it thinks fit, or shall require any recipient to take any action to determine whether any tax credit or refund has been obtained.

(c) Where the Company is obliged to pay any fee, commission or other sum to the Purchaser or other indemnified party pursuant to this Agreement or in connection with the offer of the Purchased Shares, and any amount in respect of VAT is properly charged on it, the Company shall also pay to the recipient an amount equal to the VAT payable on receipt of a valid VAT invoice.

16

(d) Where, pursuant to this Agreement, a sum is paid or reimbursed to the Purchaser (for the purposes of this Section 5.4(d) only, each a payee), the Company shall also pay to such payee in respect of VAT:

(i) to the extent the sum represents a reimbursement of a cost, charge or expense (except where (ii) below applies), such amount as equals any VAT charged to the payee (including where an amount in respect of VAT arises under a reverse charge mechanism) in respect of that cost, charge or expense and which the payee states is not recoverable by it by repayment or credit, that statement to be conclusive save in the case of manifest error; and

(ii) where any payment or reimbursement is in respect of or indemnification for costs, charges or expenses incurred by the payee as agent for the Company and except where section 47(2A) or section 47(3) of the UK Value Added Tax Act 1994 (or equivalent provisions in any other jurisdiction) applies, such amount as equals the amount included in the costs, charges and expenses in respect of VAT, provided that in such a case the payee will use reasonable endeavors to procure that the actual supplier of the goods and services which the payee received as agent issues its own VAT invoice directly to the Company.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.1. Indemnification by the Company. The Company agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Shares, which is specifically included in damages covered by Purchaser Related Parties indemnification.

Section 6.2. Indemnification by Purchaser. The Purchaser agrees to indemnify the Company and its respective Representatives (collectively, the “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Company Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages; provided further, (a) that absent fraud, bad faith, gross negligence or willful misconduct on the part of the Purchaser and (b) other than with respect to any breach of the representations and warranties of Sections 4.7 and 4.8, in no event will the Purchaser be liable under this Section 6.2 for any amount in excess of its Commitment Amount.

17

Section 6.3. Indemnification Procedure. Promptly after any Company Related Party or Purchaser Related Party, as the case may be (hereinafter, the “Indemnified Party”), has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select one separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

18

ARTICLE VII

MISCELLANEOUS

Section 7.1. Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated on or any time prior to the Closing by the written consent of the Purchaser upon a breach in any material respect by the Company of any covenant or agreement set forth in this Agreement; provided, that such breach would cause the conditions to the Purchaser’s obligations not to be satisfied and such breach is not cured within 20 days after written notice from the Purchaser.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or any time prior to the Closing if a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Asset Transfer Agreement or makes the transactions contemplated by this Agreement illegal.

(c) In the event of the termination of this Agreement as provided in this Section 7.1, (i) any payments of the Purchaser’s Commitment Amount received by the Company shall be returned to the Purchaser and (ii) the Company shall pay the Purchaser its Commitment Fee, in each case, within two (2) Business Days of such termination, and this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except as set forth in Article VI and with respect to the requirement to comply with any confidentiality agreement in favor of the Company; provided further, that nothing contained in this Section 7.1(c) shall require the Company to pay the Purchaser its Commitment Fee if the Purchaser shall have breached its obligation to purchase its Purchased Shares on the Closing Date in accordance with the terms hereof.

Section 7.2. Interpretation of Provisions. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Purchaser under this Agreement, such action shall be in the Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.3. Survival of Provisions. The representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.6, 3.21 and 3.23 and Sections 4.1, 4.2, 4.5, 4.7, 4.8, 4.9, 4.10 and 4.11 shall survive the execution and delivery of this Agreement and the Closing indefinitely, and the other representations and warranties set forth in this Agreement shall survive for a period of twelve months following the Closing Date. The covenants made in this Agreement or any other Operative Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of the Company and the Purchaser pursuant to Article VI of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

19

Section 7.4. No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of any Operative Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Operative Document, any waiver of any provision of this Agreement or any other Operative Document and any consent to any departure by the Company or the Purchaser from the terms of any provision of any Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances

Section 7.5. Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Company, the Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VI and their respective successors and permitted assigns.

(b) Assignment of Rights. The Purchaser may assign all or any portion of its rights and obligations under this Agreement to any Affiliate of the Purchaser without the consent of the Company by delivery of an agreement to be bound by the provisions of this Agreement and a revised Schedule A but that no such assignment shall relieve the assigning Purchaser of its obligations to purchase the Purchased Shares to be purchased by it without giving effect to such assignment in the event the assignee fails to purchase all or any portion of such Purchased Shares on the Closing Date. Except as expressly permitted by this Section 7.5(b), no portion of the rights and obligations under this Agreement of the Purchaser may be transferred except with the prior written consent of the Company (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be the Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 7.6. Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, to the extent the Purchaser has executed a confidentiality agreement in favor of the Company, the Purchaser shall continue to be bound by such confidentiality agreement in accordance with the terms thereof as applicable

20

Section 7.7. Notices. All communications hereunder will be in writing and effective only on receipt

(a) if to the Purchaser

To the address and counsel listed on Schedule B hereof

(b) if to the Company:

Abengoa Yield plc

Great House West, GW1

17th floor

Great West Road

Brentford, United Kingdom, TW8 9DF

Attn: Chief Executive Officer

with a copy to

Linklaters LLP

1345 Avenue of the Americas

New York, New York, 10105

Attn: Jeffrey C. Cohen

Section 7.8. Removal of Legend. In connection with a sale of the Purchased Shares by the Purchaser in reliance on Rule 144, the Purchaser or its broker shall deliver to the Transfer Agent and the Company a customary broker representation letter providing to the Transfer Agent and the Company any information the Company deems reasonably necessary to determine that the sale of the Purchased Shares is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Company and regarding the length of time the Purchased Shares have been held. Upon receipt of such representation letter, the Company shall promptly direct the Transfer Agent to remove the notation of a restrictive legend in the Purchaser’s book-entry account maintained by the Transfer Agent, including the legend referred to in Section 4.11, and the Company shall bear all costs associated therewith. After the Purchaser or its permitted assigns has held the Purchased Shares for such period as will allow the Purchaser to sell such Purchased Shares without volume restrictions or public company information requirements pursuant to any section of Rule 144 (or any similar provision then in effect), if the book-entry account of such Purchased Shares still bears the notation of the restrictive legend referred to in Section 4.11, the Company agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.11 from the Purchased Shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the Purchased Shares have been held.

Section 7.9. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchaser, or any of them, with respect to the subject matter hereof.

Section 7.10. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

21

Section 7.11. Waiver of Jury Trial. The Company and the Purchaser hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.12. Jurisdiction. The Company hereby agrees that any suit, action or proceeding against the Company brought by the Purchaser, the directors, officers, employees and agents of the Purchaser, or by any person who controls the Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any New York Court, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company has appointed Abengoa Solar LLC as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any New York Court, by the Purchaser, the directors, officers, employees and agents of the Purchaser, or by any person who controls the Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. The provisions of this Section 7.12 shall survive any termination of this Agreement, in whole or in part.

Section 7.13. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

Section 7.14. Currency. Each reference in this Agreement to U.S. Dollars (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligations of the Company in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company making such payment will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of any of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

Section 7.15. Recapitalizations, Exchanges, etc. Affecting the Purchased Shares. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Shares and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.

Section 7.16. Third-Party Beneficiary. The Placement Agents shall be entitled to assert rights and remedies hereunder as a third-party beneficiary with respect to the representations, warranties and covenants given by the Company and the Purchaser in this Agreement.

22

Section 7.17. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Section 7.18. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction hereof.

23

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ABENGOA YIELD PLC

By:
Name:
Title

[Signature Page to Purchase Agreement]

[PURCHASER]

By:
Name:
Title

[Signature Page to Purchase Agreement]